DocuSign Envelope ID: 138C82D8-9782-4158-B5FF-0721E62274BF

Exhibit 10.9

ASSET RENTAL AGREEMENT

THIS ASSET RENTAL AGREEMENT (“ERA”), effective as of May 1, 2019, (the “Effective Date”) is made by and between ElevateBio Management, Inc., a Delaware Corporation with an office at 139 Main Street, Suite 500, Cambridge, MA 02142, (“ElevateBio”) and Allovir, Inc., a Delaware Corporation with an office at 2925 Richmond Ave., Suite 1274, Houston, Texas 77098 (“Allovir”).

BACKGROUND

ElevateBio is the leaseholder of office space located at 139 Main Street, Suite 500, Cambridge, MA 02142 (“the Office”). ElevateBio and Allovir, via separate agreement, have agreed that ElevateBio shall sublease a portion of the Office to and for the use of Allovir. As part of Allovir’s use of the Office, Allovir personnel will also be using certain office equipment, including but not limited to chairs, desks, printers, computer networks and other similar office equipment in which Elevate owns or leases (“ElevateBio Equipment”).

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, ElevateBio and Allovir hereby agree as follows:

1.

Allovir personnel shall be permitted to use all ElevateBio Equipment at an initial monthly rate of $9,300.00 payable each month in accordance with the invoice. Any increase in rate is required to be noted on the invoice with supporting detail and agreed upon by both parties. (Note: Monthly Rate increased from initial rate of $9,300.00 to $9,613.58 starting October 1, 2019 and continuing thereafter)

2.

Allovir and its personnel shall use ElevateBio Equipment only for standard commercial purposes and shall at all times use and maintain ElevateBio Equipment in a good state of repair, normal wear and tear excepted. Allovir shall be liable for any damage to ElevateBio Equipment caused by Allovir’s negligence or unreasonable use or misuse of ElevateBio Equipment. ElevateBio shall be liable for any normal wear and tear damage. Allovir shall not remove ElevateBio Equipment from the Office without prior written approval of the ElevateBio. Allovir shall not pledge or encumber the ElevateBio Equipment in any way.

3.

The rent agreement shall commence on May 1, 2019 and continue on a month-to-month basis until terminated by either party. The parties may terminate this agreement for any reason with forty-five (45) days notice. ElevateBio may terminate this agreement immediately upon the failure of Allovir to make rental payments when due, or upon Allovir’s filing for protection from creditors in any court of competent jurisdiction.

DocuSign Envelope ID: 138C82D8-9782-4158-B5FF-0721E62274BF

4.

ElevateBio makes no warranty of any kind regarding ElevateBio Equipment, except that ElevateBio shall replace the equipment with identical or similar equipment if the equipment fails to operate in accordance with the manufacturer’s specifications and operation instructions. Such replacement shall be made as soon as practicable after ELEVATEBIO returns or removes from use the non-conforming equipment.

5.	The term of this ERA shall commence on the effective date and shall continue for a period of one year or until earlier terminated in accordance with Paragraph 3.

6.

Non-Waiver. The failure of either party in any one or more instances to insist upon strict performance of any of the terms and conditions of this ERA shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

7.

Severability. In the event any term of this ERA is or becomes or is declared to be invalid or void by any court of competent jurisdiction, such term or terms shall be null and void and shall be deemed deleted from this ERA, and all the remaining terms of the ERA shall remain in full force and effect.

8.

Governing Law and Venue. This ERA shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions thereof. Exclusive jurisdiction and venue for any action arising under this Agreement is in the federal and state courts located in or nearest to Boston, Massachusetts, and both Parties hereby consent to such jurisdiction and venue for this purpose.

9.

Assignment. Neither this ERA nor the rights or obligations arising hereunder may be assigned or transferred by either Party without the prior written consent of the other Party, and any attempted assignment or transfer without such written consent shall be of no force or effect. Subject to the restrictions contained in the preceding sentence, this ERA shall be binding upon the successors and assigns of the Parties.

10.

Entire Agreement. This ERA, as may be amended from time to time represents the entire understanding between the Parties with respect to the subject matter hereof and thereof, and supersedes all previous agreements (oral and written), negotiations and discussions.

11.

Amendments. No amendment of any provision of this MSA or any Scope or attachment thereto or any other writing executed in connection herewith shall be valid unless the same shall be in writing and signed by the Parties hereto.

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DocuSign Envelope ID: 138C82D8-9782-4158-B5FF-0721E62274BF

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AlloVir, Inc.		ElevateBio Management, Inc.

By:	/s/ Brett Hagen	By:	/s/ Bhakti Bhargava
Name:	Brett Hagen	Name:	Bhakti Bhargava
Title:	Chief Accounting Officer	Title:	VP Finance

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